Exhibit 10.53

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the

Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]” and the omitted text has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 2 TO THE CONTRACT NO. MSV-ATC-01

Between

Mobile Satellite Ventures LP

and

Boeing Satellite Systems, Inc.

for the

MSV L-Band Space-Based Network

PREAMBLE

This Amendment No. 2 to Contract No. MSV-ATC-01 dated January 9, 2006 (“Contract”), as amended, by and between Mobile Satellite Ventures LP, a limited partnership organized and existing under the laws of Delaware (“MSV” or “Customer”), and Boeing Satellite Systems, Inc., a corporation incorporated under the laws of Delaware (“Contractor”) (hereinafter referred to individually as “Party” and collectively as the “Parties”) is made effective this 11th day of September 2006.

RECITALS

WHEREAS, the Parties have heretofore entered the Contract for provision of three Satellite Based Networks (SBN); and,

WHEREAS, the Parties acknowledge that the full legal name for the contracting entity for Customer is Mobile Satellite Ventures LP, and that it executes documents and contracts by its General Partner, Mobile Satellite Ventures GP Inc.; and,

WHEREAS, the Parties entered into Amendment No. 1 to the Contract dated March 9, 2006 and now wish to administratively incorporate those changes into the Contract; and,

WHEREAS, MSV has, by its letter MSV-ATC-01-002 dated April 07, 2006, exercised its option pursuant to Article 2.2.10 to advance the program by three (3) months; and,

WHEREAS, at MSV’s request, Contractor has, by letter 06(T9)92217 dated May 19, 2006, agreed to hold the termination liability amount for the MSV-SA SBN constant at [***Redacted***] potentially up to and through November 8, 2007, subject to the conditions set forth in this Amendment No. 2; and,

WHEREAS, the Parties have agreed to make certain administrative changes as set forth in this Amendment No. 2 to clarify certain terms and conditions; and,

WHEREAS, the Parties have agreed to make certain changes to the Contract Exhibits as appended to this Amendment No. 2,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the Parties agree as follows:

1)	The proper legal name for the contracting entity for the Customer is Mobile Satellite Ventures LP, referenced properly by acronym throughout the Contract by its short form name “MSV LP” or “MSV”; and, all signatures provided or given by the contracting entity are and have been properly delivered by its General Partner, “Mobile Satellite Ventures GP Inc.”.

2)	Exhibit I-2 “MSV Space-Based Network Payment Plan – Including Construction Deferral Amount” has no force or effect and is not binding in any way. It may be used however, for reference purposes and is illustrative of the methodology available to MSV for drawing down on the potential Construction Deferrals by SBN.

3)	Revise the Contract Articles by substituting the attached pages for the original pages or adding additional pages as follows:

a.	Add new Definition 1.102A “SA SBN Full Start” on page 12.

b.	Revise Article 2.1, 2.1.1, 2.1.2, 2.1.9, and 2.12 on pages 16, 17 and 18

c.	Revise Article 2.2.1 on page 18

d.	Revise Article 2.2.3 on page 19

e.	[***Redacted***]

f.	[***Redacted***]

g.	Revise Article 2.4 on page 21

h.	Add a new Article 2.5 on a new page 21A

i.	Revise Table 3-1 in Article 3.1 on page 22

j.	Revise the Table in Article 3.3 on page 23 and replace page 24

k.	Revise Table in Article 4 and Article 4.1.1 on page 25

l.	Revise Table in Article 4.3 on page 26

m.	Revise Article 5.1 on page 28 and add a new page 28A

n.	Revise Article 5.7 on page 30 and replace pages 31 and 32

o.	Revise Article 11.3 on page 49

p.	Revise Article 14.2.3 on page 59

q.	Revise Article 20.1 on page 73

r.	Revise Article 21.2.1 on page 75

s.	Revise Article 22.1.1 on page 78

t.	Revise Article 24.1.1 and 24.1.2 on page 85

u.	Revise Article 26.1.1(A) and 26.1.1(B) on page 89 and delete 26.1.1(E) on page 90

v.	Revise Article 28.4 on page 95

w.	Revise Article 29.1.1 on page 96 and Article 29.2 on page 96 and replace page 97

x.	Revise Article 30.2.2(B) on page 100 and replace pages 101 and 102.

y.	Revise Article 32.1 on pages 104 and 105

z.	Revise Article 34 on page 107

4)	Revise in its entirety, Exhibit A “L-Band Space Based Network Statement of Work” with Revision No. 1 of this Exhibit dated July 21, 2006.

5)	Replace in its entirety, Exhibit B “Technical Requirements for MSV L-Band Space Based Network” with Revision No. 1 of this Exhibit dated July 21, 2006.

6)	Replace in its entirety, Exhibit I-1 “MSV Space-Based Network Program Payment Plan – Billing Milestones” with Revision No. 1 of this Exhibit dated July 28, 2006.

7)	Replace in its entirety, Exhibit I-3 “MSV Termination Liability Amounts Schedule”, with Revision No. 1 of this Exhibit dated July 21, 2006.

8)	For purposes of clarity and document control, each of the revised pages of the Contract Articles have been annotated to reflect deleted text with a “strikethrough” (~~example~~) and to reflect additional text by underlining (example). A clean version of the revised pages is also attached hereto. The fully revised Exhibits A, B, and I-3 have been marked “Amendment No. 2” and “July 21, 2006” in the upper right hand corner. The fully revised Exhibit I-1 has been marked “Amendment No. 2” and “July 28, 2006” in the upper right hand corner.

9)	The revised and additional pages of the Contract Articles and the fully revised Exhibits A, B, I-1, and I-3 are attached hereto and incorporated herein.

10)	Other than as expressly set forth above, there is no modification to the Contract and all of the terms and conditions thereof remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 to Contract MSV-ATC-01 by their duly authorized representatives as of the date set forth in the Preamble.

BOEING SATELLITE SYSTEMS, INC.		MOBILE SATELLITE VENTURES LP

by its General Partner Mobile Satellite Ventures GP Inc.

By:	/s/ Dennis R. Beeson	By:	/s/ Alexander H. Good
Name:	Dennis R. Beeson	Name:	Alexander H. Good
Title:	Sr. Contracts Manager	Title:	Vice Chairman and CEO

1.93 “Payment Plan” means the payment plan for the applicable Deliverable Item, as set forth in Exhibit I, MSV Space-Based Network Payment Plan and Termination Liability Amounts.

1.94 “Payment Plan Term” means the remaining payments due Contractor from the date of Termination through the date of the last payment due under the Contract.

1.95 “Percentage of Performance Earned” has the meaning set forth in Article 12.

1.96 “Performance Specification” means the applicable performance specification for a Space-Based Network or any Component thereof, as appropriate, in the context of the applicable clause, as such specification may be amended from time to time in accordance with the terms hereof.

1.97 “Permits” means all federal, state, county, local and foreign licenses, approvals, inspections, permits and certificates necessary for Contractor to perform its obligations under Contract, including all export and import Permits and all Permits related to the installation of the Ground Segment and the ground-based components of the Space Segment.

1.98 “PMO” means the MSV program management office to be designated by MSV.

1.99 “Product Assurance Program Plan” means the product assurance program plan attached as Exhibit F, Satellite Product Assurance Plan, with respect to the Satellite, and Exhibit G, Ground Segment Product Assurance Plan.

1.100 “Proprietary Information” has the meaning set forth in Article 29.

1.101 “Quarter” and all its variations means a calendar quarter.

1.102 “Related Entity” means any entity in which MSV is a minority shareholder.

1.102A “SA SBN Full Start” means the written authorization provided by MSV to Contractor to commence full construction start of the SA SBN in accordance with Article 2.5.

1.103 “Satellite” means any communications satellite that is to be manufactured by Contractor and to be delivered to MSV pursuant to this Contract. References to “the Satellite” means MSV 1, MSV 2 or MSV-SA, as applicable given the context.

1.104 “Satellite-Adapted Base Station Subsystem” or “S-BSS” means the Customer-furnished base station subsystem adapted for use with an L-band Satellite.

1.105 “Satellite Anomaly” means, with respect to any Satellite in orbit, a condition or occurrence that may have a material adverse impact on the Satellite Stated Life or performance of such Satellite.

1.106 “Satellite Maneuverable Life” means the number of years that a Satellite would have sufficient fuel to maintain east-west station-keeping to within +/-0.05 degrees of such Satellite’s designated orbital location measured from the end of IOT after allowing for de-orbiting.

1.107 “Satellite Pre-Shipment Review” or “SPSR” has the meaning set forth in Article 9.

1.108 “Satellite Stated Life” or “Satellite Mission Life” means, with respect to a Satellite, the contracted for life of fifteen (15) years for such Satellite as set forth in Exhibit B, Technical

ARTICLE 2 – SCOPE OF WORK

2.1 Provision of Services and Materials

Contractor shall provide the necessary qualified personnel, equipment, material, services, facilities and know-how for the baseline program and options (as exercised) to:

(i) design, develop, provide, manufacture, transport, assemble, configure, install, test and deliver for MSV’s Acceptance, post-Launch, three (3) L-band Space-Based Networks, comprised of the Space Segment and Ground Segment (except that the SA-SBN Ground Segment is priced as a separate option to the Contract pursuant to Article 2.2.3 and except that Contractor shall not be required to perform any Work in connection with the SA-SBN until such time as there is a SA SBN Full Start pursuant to Article 2.5 below),

(ii) configure, integrate and test each Ground Segment, as applicable, with its corresponding Satellite,

(iii) design, develop and test a GBBF emulator with each Satellite at the Contractor’s facilities,

(iv) design, develop and test a satellite simulator to be used to test the GBBF for combined beam forming and adaptive interference nulling,

(v) design, develop and deliver a Dynamic Satellite Simulator (DSS),

(vi) design, develop, provide, transport, assemble, configure, install and test network infrastructure, including the design, development, provision, installation and integration of the communications network between and among the Ground Segment components,

(vii) procure and negotiate all long-haul interconnection circuit leases and service agreements on behalf of MSV, and provide, as a Deliverable Item, all customer-premises equipment (“CPE”) that is not supplied by the long-haul interconnection circuit service provider and for maintaining such CPE during the Initial Operations Period, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, then once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(viii) perform and deliver all improvements to any facilities necessary to properly utilize the Ground Segment components as intended, including providing the antenna foundations, civil works, physical security, fencing and any environmental requirements necessary to meet manufacturer specifications and Exhibit B, Technical Requirements for MSV L-Band Space Based Network, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, then once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes. If MSV determines that Contractor shall not use existing facilities for the North American sites, Contractor shall also provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(ix) operate and maintain the Ground Segment, as applicable, and associated networks during the Initial Operations Period,

(x) obtain all rights and real property leases necessary to build, operate and maintain the Ground Segments in accordance with the applicable specifications, and procure and negotiate all such rights and leases on behalf of MSV, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, then once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes. Contractor has also assumed that existing facilities will be used for the North American sites. If MSV determines that Contractor shall not use existing facilities for the North American sites, Contractor shall also provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(xi) identify, procure and maintain throughout the Term all applicable Permits, except for the South American sites. If MSV exercises its option for the Ground Segment for the South American SBN, once the South American sites have been selected, Contractor shall provide a proposal to MSV which shall be negotiated as a change to the Contract pursuant to Article 15, Changes,

(xii) provide Mission Operations Support Services, Launch Support Services, and Training,

(xiii) perform and provide the requirements of any option elected by MSV pursuant to Article 2.2,

(xiv) provide any services incidental to the proper performance and provision of the services in the Statement of Work (without increasing the scope of such services) and Deliverable Items,

all in accordance with this Contract, including the following Exhibits, which are attached hereto (or incorporated by reference) and made a part hereof:

2.1.1 Exhibit A, L-Band Space Based Network Statement of Work, Revision No. 1 dated July 21, 2006

2.1.2 Exhibit B, Technical Requirements for MSV L-Band Space Based Network, Revision No. 1 dated July 21, 2006

2.1.3 Exhibit C, L-Band SBN System Test Plan

2.1.4 Exhibit D, Satellite Program Test Plan

2.1.5 Exhibit E, Ground Segment Test Plan

2.1.6 Exhibit F, Satellite Product Assurance Plan

2.1.7 Exhibit G, Ground Segment Product Assurance Plan

2.1.8 Exhibit H, Dynamic Satellite Simulator Specification

2.1.9 Exhibit I, MSV Space-Based Network Program Payment Plan and Termination Liability Amounts which is comprised of the following three (3) exhibits:

2.1.9.1 Exhibit I-1 MSV Space-Based Network Program Payment Plan – Billing Milestones, Revision No. 1 dated July 28, 2006

2.1.9.2 Exhibit I-2 MSV Space-Based Network Payment Plan – Including Construction Deferral Amount

2.1.9.3 Exhibit I-3 MSV Termination Liability Amounts Schedule, Revision No. 1 dated July 21, 2006

2.1.10 Exhibit J, Orbital Performance Incentives Payment Plan

2.1.11 Exhibit K, Labor Rates

2.1.12 Exhibit L, Spares Equipment List

2.1.13 Exhibit M, ViaSat Certification Letter

2.1.15 Attachment A, Form of Invoice

2.1.16 Attachment B, Sample Review Certificate

Schedule 4.3 – Option Pricing

2.2 Options

2.2.1 Additional Satellite Options

Contractor hereby grants to MSV the option to purchase, for the price specified in Article 4.3, one (1) additional Satellite with the same design and specifications as MSV 1 or MSV 2, as elected by MSV, in form, fit and function, together with all Deliverable Items and Work associated with a Satellite under this Contract, to include without limitation the construction, testing, and associated ground-based Space Segment elements (excluding GBBFs, gateways or CESs); provided that MSV has not earlier terminated this Contract with respect to the procurement of the original Satellite associated with the Service Area applicable to the optional Satellite. Delivery for such additional Satellite shall be no later than twenty-nine (29) months after MSV notifies Contractor in writing of its intent to exercise such Satellite option, and shall be no earlier than five (5) months after the last Satellite has been delivered. This option shall remain valid until July 1, 2008; provided that MSV may require Contractor to extend the validity of this option as a change pursuant to Article 15. Upon request by MSV, Contractor shall provide a proposal for an additional SA Satellite after an SA SBN Full Start.

2.2.2 Launch Services Option

Upon request by MSV, Contractor shall obtain Launch Agency proposals for Launch Services to be provided to MSV. As part of the Launch Services, Contractor shall be responsible for all necessary work in the preparation and obtaining of regulatory, Launch and other permits required for Launching all Satellites for which MSV elects the Launch Services Option. If the Launch Services Option is elected, the Parties shall amend this Contract to reflect reasonable and customary provisions related to the provision of Launch Services.

2.2.3 SA SBN Ground Segment Option

To the extent that the SA SBN Full Start has commenced, Contractor hereby grants to MSV an option to include as part of this Contract, the purchase of, and require the Contractor to complete hereunder, the Ground Segment for the South American SBN. The SA Ground Segment includes four (4) gateways in the South American service area, including Feederlink Earth Stations, Ground Based Beam Former, Calibration Earth Stations and a Control Management System; a primary TT&C antenna located in North America, and a back-up TT&C system in the service area, but does not include infrastructure, e.g., any real property leases, facilities, civil works or permits. The price for such design modification, including all resulting Work and Deliverable Items, is set forth in Article 4.3. [***Redacted***]

2.2.4 Reserved

2.2.5 Extended Hardware Warranty

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, an annually renewable extended warranty for Ground Segment components and any ground-based Space Segment hardware, commencing after the end of the Initial Operations Period for such SBN. Such warranty shall be an extension of the warranty set forth in Articles 14.2.2 and 14.2.3. Ninety (90) days prior to the expiration of the then-current term of the warranty, Contractor shall notify MSV of the upcoming expiration date. MSV shall notify Contractor of its intent to renew the extended warranty at least thirty (30) days prior to the expiration of the then-current term of the warranty.

2.2.6 Extended Software Warranty

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, an annually renewable software warranty for the software Deliverable Items (except to the extent such software is on the Satellite and is therefore inaccessible), commencing after the end of the Initial Operations Period for such SBN. Such warranty shall be an extension of the warranty set forth in Articles 14.2.2 and 14.2.4. Ninety (90) days prior to the expiration of the then-current term of the software warranty, Contractor shall notify MSV of the upcoming expiration date. MSV shall notify Contractor of its intent to renew the extended software warranty at least thirty (30) days prior to the expiration of the then-current term of such warranty.

2.2.7 Extended Ground Segment Operations and Maintenance

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, annually renewable Ground Segment operations and maintenance services, as further described in Exhibit A, L-Band Space Based Network Statement of Work, commencing

2.2.9 Spares Option

For each SBN, Contractor hereby grants to MSV an option to purchase, for the price specified in Article 4.3, the Spares identified in Exhibit L, at any time prior to the later of the end of the Initial Operations Period, or any Ground Segment operations and maintenance extension.

2.2.10 [***Redacted***]

2.2.11 [***Redacted***]

2.3 Certain Ground Segment-Related Third Party Agreements

With respect to (i) the long-haul interconnection circuit leases and service agreements and (ii) the agreements pertaining to the rights and real property leases necessary to build, operate and maintain the Ground Segment in accordance with the applicable specifications, in each case to be negotiated by Contractor on behalf of MSV, all such agreements shall be subject to the prior review and approval of MSV, which approval shall not be unreasonably withheld or delayed. MSV (and/or MSV Canada) shall be the contracting party in each such agreement and shall be responsible for paying such third party service provider or lessor directly.

2.4 Coordination with MSV Hybrid Network

As part of the Services, Contractor agrees to coordinate and cooperate with other members of the MSV Hybrid Network program, including MSV Canada, and other members, agents, consultants, subcontractors, and third party suppliers, in order to accomplish the Work and to support the development and implementation of a fully functional MSV Hybrid Network. If at any time through such interaction Contractor becomes aware of any material information which differs from that provided to Contractor by MSV, Contractor shall promptly notify MSV in writing of any such differences.

2.5 SA SBN

(a) Upon written authorization by MSV to Contractor specifying that Contractor is authorized to proceed with the SA SBN (“the Authorization”), the SA SBN shall be delivered as the third SBN under the Contract (“SA SBN Full Start”).

(b) Contractor shall provide MSV with a proposal within five (5) days after execution of this Amendment No. 2 for revised prices and delivery schedules for the SA SBN for each quarter (3 month period) beginning August 9, 2006 through November 8, 2007 (the “SA SBN Proposal”) with a proposal validity date through November 8, 2007.

(c) Within fourteen (14) days of MSV providing notice of its interest in, and a projected start date for proceeding with the SA SBN Full Start, Contractor shall provide a payment plan and termination liability schedules for the projected start date. Negotiations shall be conducted on a good faith basis between the parties in order to facilitate MSV providing the Authorization to proceed with the SA SBN Full Start for the projected start date.

(d) If MSV does not provide Contractor with the Authorization on or before November 8, 2006, the SA SBN Full Start shall continue to be suspended and the proposed price shall be adjusted upwards by an amount specified in the SA SBN Proposal for each quarter (3 month period) beginning August 9, 2006 through November 8, 2007.

(e) If MSV has not provided the Authorization by November 8, 2007, the Contract shall be deemed terminated for MSV’s convenience in part (in accordance with Article 21.2.1), as it relates only to the SA SBN.

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ARTICLE 3 – DELIVERABLE ITEMS AND DELIVERY SCHEDULE

3.1 Deliverable Items

Subject to the other terms and conditions of this Contract, the items to be delivered under this Contract are specified in the table below and Contractor shall deliver such items on or before the corresponding delivery dates and at locations specified in the table below (the “Delivery Schedule”).

Table 3-1. Delivery Schedule

Item	Description	Satellite Shipment Date	Delivery Date (SBN Acceptance)	Delivery Location
1	MSV-SA-SBN	[***Redacted***]	TBD in accordance with Article 2.5.	In-orbit and at its respective Ground Segment Site, if ground segment option is exercised

2	MSV 1 SBN	[***Redacted***]	October 11, 2009	In-orbit and at its respective Ground Segment Site

3	MSV 2 SBN	[***Redacted***]	March 11, 2010	In-orbit and at its respective Ground Segment Site

4	Deliverable Data	N/A	Per SOW, Exhibit A	PMO

5	Training	N/A	Per SOW, Exhibit A	Per SOW, Exhibit A

6	Launch Support Services	N/A	Per SOW, Exhibit A	Per SOW, Exhibit A

7	Mission Operations Support Services	N/A	Per SOW, Exhibit A	Per SOW, Exhibit A

3.2 Delivery

“Delivery” of each Deliverable Item shall occur as follows:

A. Delivery of the SBN shall occur upon SBN Acceptance.

B. Delivery of all other Deliverable Items shall occur upon Acceptance of such item in accordance with Articles 10 or 11 as applicable.

3.3 Key Milestones

Contractor shall achieve the following key Milestones on or before the date indicated below:

Key Milestone	Due Date: MSV-SA	Due Date: MSV 1	Due Date: MSV 2

Complete Satellite Technical Review # 1 (for MSV-SA & MSV 1)/ Submission of Final Design Specifications (for MSV 2)	TBD*	May 26, 2007	December 15, 2007

Commence Physical Construction	TBD*	May 26, 2008	N/A

Launch	TBD*	On or about January 26, 2010	On or about November 30, 2010

Operate Satellite in the Assigned Orbital Position	TBD*	May 26, 2010	March 31, 2011

*	TBD in accordance with Article 2.5

[***Redacted***]

3.4 Schedule Non-Compliance

If Contractor either fails to achieve, or MSV has a reasonable basis to believe that Contractor will fail to deliver a Deliverable Item in accordance with the Delivery Schedule, or fail to achieve a Milestone on the Milestone Date, Contractor shall develop and submit to MSV a recovery plan within ten (10) Business Days of MSV’s request, demonstrating its ability to complete its obligations in accordance with the Delivery Schedule or by Milestone Date, or shortly thereafter.

ARTICLE 4 – PRICE

Description	MSV SA Amount	MSV 1 SBN Amount	MSV 2 SBN Amount
Satellite Space-Based Network (SBN) Price	[***Redacted***]	[***Redacted***]	[***Redacted***]

Orbital Performance Incentives	[***Redacted***]	[***Redacted***]	[***Redacted***]

TOTAL FFP	[***Redacted***]	[***Redacted***]	[***Redacted***]

*	[***Redacted***]

4.1.1. Firm Fixed Price (“FFP”) for MSV-SA

The price to be paid by MSV to Contractor for all Deliverable Items and Services associated with MSV-SA shall be a firm fixed price of [***Redacted***] (the “MSV-SA FFP”), based on launching the Satellite on Sea Launch, subject to Article 17.1(ii).

4.1.2 FFP for MSV 1 SBN

The price to be paid by MSV to Contractor for all Deliverable Items and Services associated with MSV 1 SBN shall be a firm fixed price of [***Redacted***] (the “MSV 1 SBN FFP”), based on launching the Satellite on Sea Launch, subject to Article 17.1(ii).

4.1.3 FFP for MSV 2 SBN

The price to be paid by MSV to Contractor for all Deliverable Items and Services associated with MSV 2 SBN shall be a firm fixed price of [***Redacted***] (the “MSV 2 SBN FFP”), based on launching the Satellite on Sea Launch, subject to Article 17.1(ii).

4.2 Elements of the FFP

[***Redacted***]

26

4.3 Pricing for Options

Pricing for the following options is set forth below:

Item	Description	Price
1	Launch Services Option – Launch Services	[***Redacted***]

2	Additional Satellite for the North American Service Area	[***Redacted***]

3	Additional Satellite for the South American Service Area	[***Redacted***]

4	Annually renewable extended hardware warranty commencing after the Initial Operations Period	As set forth in Table 1 of Schedule 4.3

5.	Annually renewable extended software warranty	As set forth in Table 2 of Schedule 4.3

6	Annually renewable extended Ground Segment Operations and Maintenance following the Initial Operations Period	As set forth in Table 3 of Schedule 4.3

7	Storage	Place Satellite into storage: Remove Satellite from storage: Retest Satellite: Total Non-Recurring: Monthly storage cost:	[***Redacted***] [***Redacted***] [***Redacted***] [***Redacted***] [***Redacted***]

ARTICLE 5 – PAYMENTS

5.1 Payment Plan

Payments by MSV to Contractor of the Firm Fixed Price set forth in Article 4 and of the amounts for options, if any, exercised by MSV pursuant to this Contract shall be in accordance with Exhibit I, MSV Space-Based Network Payment Plan and Termination Liability Amounts, as applicable thereto. Pending the SA SBN Full Start, Contractor shall invoice and MSV shall continue to make calendar payments for the SA SBN up to the termination liability amount of [***Redacted***] Dollars in accordance with the revised SA SBN payment plan (Exhibit I.1 Revision 1 “MSV Space-based Network Program Payment Plan – Billing Milestones”). It is also understood that payment for completion of any of the milestones events for MSV-1 and MSV-2 SBNs under this payment plan shall not require completion of any work in connection with the SA SBN.

5.2 Payment Conditions

5.2.1 Milestone Payments

The initial non-refundable payment of $1,000,000 for each SBN, due from MSV on EDC (the “Initial Payment”) shall be paid no later than five (5) Business Days following EDC. If MSV fails to pay the Initial Payment within such period, the Delivery Schedule shall be extended on a day-for-day basis for each day of non-payment. All other payments due from MSV upon the completion of a Milestone described in the Payment Plan shall be paid no later than thirty (30) days after receipt by MSV of an invoice and certification in the form attached hereto as Attachment A that the Milestone has been completed in accordance with the requirements of this Contract, together with the necessary or appropriate supporting data and documentation as required hereunder (and including a Certificate of Completion issued by MSV with respect to the Milestones identified in Articles 9.1.4, 9.2.2, and 9.3) or as MSV may reasonably request.

5.2.2 [***Redacted***]

5.2.3 Non-Warranty Payments

All amounts payable to Contractor with respect to non-warranty work performed pursuant to Article 14.3 shall be paid no later than thirty (30) days after receipt of an invoice and certification in the form attached hereto as Attachment A that such non-warranty work has been completed and documented in accordance with the requirements of this Contract together with the necessary or appropriate supporting data and documentation as reasonably requested by MSV.

28A

5.6 Set Off

In the event one Party has not paid the second Party any amount that is due and payable to the second Party under this Contract, such second Party shall have the right to set off such amount against payments due to the first Party under this Contract, provided any amount in Dispute shall not be considered eligible for set off while the Dispute is being resolved.

5.7 [***Redacted***]

Satellites), shall pass from Contractor to MSV upon Acceptance of such Deliverable Item (other than Satellites), pursuant to Articles 10.2 and 10.4. MSV’s rights in Deliverable Data are as set forth in Article 30.

11.3 [***Redacted***]

14.2.3 Spare Parts

Contractor shall provide MSV with a plan for maintaining Spare Parts, including a list of all mission-critical replacement level parts. Such plan shall take into account delivery times for limited source and long-lead items. MSV has the option to purchase the Spare Parts inventory in accordance with the list attached as Exhibit L pursuant to Article 2.2.9. If MSV purchases the Spare Parts inventory in Exhibit L, at the end of the Initial Operations Period, the Spare Parts inventory shall be fully-replenished by Contractor. Any Spare Part purchased shall be warranted in accordance with this Article for a period of one (1) year from the later of (i) the date of delivery to MSV or (ii) SBN Acceptance.

14.2.4 Software Warranty

Contractor shall deliver Software free of material defects. In addition to the general warranty set forth in Article 14.2.2, through the Initial Operations Period, Contractor shall correct material software errors and bugs, and provide any patches and updates to bring the software in conformance with Exhibit A, L-Band Space Based Network Statement of Work, and applicable Performance Specifications (collectively, “Software Corrections”), and Contractor shall make upgrades, enhancements and releases (collectively, “Software Updates”) available to MSV at a commercially reasonable price. Such Software Corrections and Software Updates shall be tested to bring the software in conformance with the Performance Specifications prior to release. Without limiting Contractor’s warranty obligations, to the extent that Contractor has been given the right within its agreements, Contractor shall pass through to MSV the benefits of any warranties to which Contractor is entitled to by virtue of Contractor’s purchase of ground software from the manufacturers, lessors or licensors of such items. Following the Initial Operations Period, Contractor shall, at MSV’s option, and renewable on an annual basis, perform software warranty services.

14.2.5 No Virus

Contractor represents and warrants that (i) it shall ensure that no Viruses are coded or introduced into the Work; (ii) it shall not introduce into the Work any code that would have the effect of disabling or otherwise shutting down all or any portion of the Work; and (iii) it shall not develop, or seek to gain access to the Work through, any special programming devices or methods, including trapdoors or backdoors, to bypass any MSV security measures protecting the Work. If a Virus is present in the Ground Segment at Acceptance, or upon delivery of an update or item replaced during the warranty period, or at any time during the Initial Operations Period, Contractor shall remove the Virus, assist MSV in reducing the effects of the Virus, and assist MSV with mitigating and restoring any such losses of operational efficiency or data that arise as a result of Virus, all at Contractor’s expense. In no event shall Contractor invoke any disabling code at any time, including upon expiration or termination of the Contract (in whole or in part) for any reason, without MSV’s prior written consent.

ARTICLE 20 – GENERAL INDEMNITY

20.1 Contractor’s Indemnity

Contractor, at its own expense, shall defend, indemnify and hold harmless MSV and its Affiliates and their respective directors, officers, employees, shareholders, and agents, from and against any Losses based on, arising from or in connection with any allegations by third parties regarding any of the following: (i) claims for injury to persons or real or tangible personal property damage, but only if and to the extent such Losses were caused by, or resulted from, a negligent act or omission or willful misconduct of Contractor or its employees, subcontractors, agents or representatives and (ii) Contractor’s breach of its obligations under Articles 7, 14, 26, and 29.

20.2 MSV’s Indemnity

MSV, at its own expense, shall defend, indemnify and hold harmless Contractor and its Affiliates, and their respective directors, officers, employees, shareholders and agents, from and against any Losses based on, arising from or in connection with any allegations by third parties regarding any of the following: (i) for claims for injury to persons or real or tangible personal property damage, but only if and to the extent such Losses were caused by, or resulted from, negligent acts or omissions or willful misconduct of MSV or its employees or representatives and (ii) MSV’s breach of its obligations under Articles 7, 26, and 29.

20.3 Conditions to Indemnification

The right to any indemnity set forth in this Contract shall be subject to the following conditions:

20.3.1 Notice

The Party seeking indemnification (the “Indemnified Party”) shall promptly advise the other Party (the “Indemnifying Party”) in writing of the filing of any suit or of any written or oral claim for which it seeks indemnification upon receipt thereof and shall provide the Indemnifying Party, at its written request, with copies of all documentation relevant to such suit or claim. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Contract except to the extent it can demonstrate that it was prejudiced by such failure. Within fifteen (15) days following receipt of written notice from the Indemnified Party, but no later than a reasonable time before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense or settlement of that claim (a “Notice of Election”).

20.3.2 Control of Action

If the Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, so long as it is actively defending such claim, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the

ARTICLE 21 – TERMINATION FOR CONVENIENCE

21.1 Right to Terminate

MSV may terminate this Contract without cause, in whole or in part, by giving Contractor written notice; provided, however, MSV may not terminate this Contract as to a Satellite after the SPSR of such Satellite. In the event of such termination, Contractor will cease Work as directed in the termination notice.

21.2 Termination Liability

21.2.1 Termination in Whole or of an Entire SBN

[***Redacted***]

21.2.2 Partial Termination of an SBN

In the event MSV terminates work under this Contract with respect to only a portion of an SBN (including the Space Segment portion, or one or more gateways related to a Ground Segment), pursuant to this Article 21.2.2 (“Termination in Part”) and is termination other than termination of an entire SBN (addressed in Article 21.2.1), such termination shall be treated as a change pursuant to Article 15.

ARTICLE 22 – TERMINATION FOR DEFAULT, EXCESSIVE FORCE MAJEURE

22.1 MSV Right of Termination

[***Redacted***]

ARTICLE 24 – INTER-PARTY WAIVER OF LIABILITY FOR A LAUNCH

24.1 Launch Services Agreement Inter-Party Waiver of Liability

24.1.1 Inter-Party Waiver

Each Party hereby agrees to be bound by the no-fault, no-subrogation inter-party waiver of liability and related indemnity provisions required by the Launch Services Agreement with respect to each Launch and to cause their respective contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of Launch Support Services under this Contract and any other person having an interest in any Satellite (including non-consumer customers of MSV) to accede to such waiver and indemnity, which in every case shall include claims against the Launch Agency, either Party and their respective contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of this Contract. The Parties shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence their respective agreements to be bound by such waivers.

24.1.2 Waiver of Subrogation

The Parties also shall obtain from their respective insurers, and shall require their respective contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of Launch Support Services under this Contract and any other person having an interest in any Satellite (including non-consumer customers of MSV to obtain from their respective insurers, an express waiver of such insurers’ rights of subrogation with respect to any and all claims that have been waived pursuant to this Article 24.

24.2 Indemnity Related to the Inter-Party Waiver of Liability

Each Party shall indemnify against and hold harmless the other Party and its contractors and subcontractors at any tier (including suppliers of any kind) that are involved in the performance of this Contract, from and against any claim made by the Indemnifying Party or any of its contractors and subcontractors (including suppliers of any kind) that are involved in the performance of the Contract, or by any person having an interest in any Satellite (including non-consumer customers of MSV), or by insurer(s) identified in Article 24.1, resulting from the failure of the Indemnifying Party to waive any liability against, or to cause any other person the Indemnifying Party is obligated to cause to waive any liability against, the Launch Agency, the other Party or either of their contractors and subcontractors at any tier (including suppliers of any kind) involved in the performance of this Contract. The Parties shall execute and deliver any instrument that may be reasonably required by the Launch Agency to evidence their respective agreements to be bound by such indemnifications.

ARTICLE 26 – CONTRACTOR INSURANCE REQUIREMENTS

26.1 Insurance Requirements

26.1.1 Coverages

Contractor represents that it has procured and will maintain at all times during its performance of this Contract the following insurance coverages:

A. Ground insurance (“Property Insurance”) against all risks and loss or damage to SBN, and to any and all component parts thereof and all materials of whatever nature used or to be used in completing the Work, in an amount not less than the greater of (i) the replacement value of or (ii) the amounts paid by MSV with respect to, the SBN and component parts thereof and all materials of whatever nature used or to be used in completing the Work. Such insurance shall provide (i) coverage for removal of debris, and insuring the structures, machines, equipment, facilities, fixtures, and other properties constituting part of the Work, (ii) transit coverage, including ocean marine coverage (unless insured by the supplier), (iii) off-site coverage covering any key equipment, and (iv) off-site coverage covering any property or equipment not stored on the construction site. [***Redacted***]

B. Public liability insurance until Launch of each Satellite covering Contractor and all its subcontractors with respect to their performance under this Contract and their liabilities to third parties. [***Redacted***]

C. Worker’s compensation insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of any country, state, or territory exercising jurisdiction over the employee and employer’s liability insurance in an amount not less than [***Redacted***] per occurrence. Contractor shall maintain such insurance until Acceptance of all Work, including remedial work, has occurred.

D. Comprehensive automobile liability insurance against liability claims for personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned, and hired vehicles used by Contractor in the performance of the Work. Such insurance shall be for an amount not less than [***Redacted***] per occurrence for combined bodily injury and property damage. Contractor shall maintain such insurance until Acceptance of all Deliverable Items has occurred.

26.1.2 Additional Insured

MSV, MSV Canada and each Financing Entity shall be named as an additional insured under Contractor’s third-party liability coverages, provided that, with respect to each Financing Entity, such Financing Entity has an insurable interest recognized by the applicable insurance underwriters.

26.1.3 Insurers Rating

The insurers selected by Contractor to provide the insurance required by Article 26.1.1(A) shall have a rating at least as high as those insurers providing coverage on Contractor’s programs for its major commercial customers.

26.1.4 Evidence of Insurance

Within ten days after EDC, and whenever requested by MSV, Contractor shall produce evidence that the insurance required by Article 26.1.1 has been effected and is being maintained. Contractor shall, at the written request of MSV, provide MSV with a certificate of insurance evidencing the procurement of all required insurance policies and thirty (30) days written notice prior to any modification that diminishes the insurance coverage required hereunder, cancellation, or non-renewal of such policies. If, after being requested in writing by MSV to do so, Contractor fails to produce evidence of compliance with Contractor’s insurance obligations within fourteen (14) days, MSV may effect and maintain the insurance and pay the premiums. The amount paid shall be a debt due from Contractor to MSV and may be offset against any payments due Contractor by MSV. MSV may, at reasonable times upon reasonable notice, inspect any insurance policy required hereunder at Contractor’s offices.

26.1.5 Claims

Contractor shall, as soon as practicable, inform MSV in writing of any occurrence with respect to the Work that may give rise to a claim under a policy of insurance required by Article 26.1.1(A) or (B) above. Contractor shall ensure that its subcontractors similarly inform MSV of any such occurrences through Contractor.

26.1.6 Waiver of Subrogation

Contractor shall require its insurers to waive all rights of subrogation against MSV and MSV’s Affiliates and their respective associates.

26.1.7 Warranty

Contractor warrants and covenants that the insurance coverages and deductibles to be obtained pursuant to this Article 26 are substantially comparable to those provided to Contractor’s major commercial customers.

[***Redacted***]

28.4 Cap on Liability

[***Redacted***]

28.5 Exceptions

[***Redacted***]

28.6 Duty to Mitigate

Each Party shall have a duty to mitigate damages for which the other Party is responsible.

ARTICLE 29 – DISCLOSURE AND HANDLING OF PROPRIETARY INFORMATION

29.1 Definition of Proprietary Information

29.1.1 Definition

For the purpose of this Contract, “Proprietary Information” means all confidential and proprietary information in whatever form transmitted, that is disclosed or made available by such Party (hereinafter referred to as the “disclosing party”) to the other Party hereto (hereinafter referred to as the “receiving party”) including, in the case of Contractor, Proprietary Information of Contractor’s subcontractors, and: (i) is identified as proprietary by means of a written legend thereon, or (ii) if disclosed orally, is identified as proprietary at the time of initial disclosure and then summarized in a written document, with the Proprietary Information specifically identified, that is supplied to the receiving party within thirty (30) days of initial disclosure. In the case of MSV, Proprietary Information also shall include, whether or not designated “Proprietary Information,” (i) correspondence under this Contract and (ii) all information concerning MSV (and/or its Affiliates) regarding its operations, affairs and businesses, its financial affairs, and its relations with its customers, employees and service providers (including business plans, customer lists, customer information, account information and consumer markets).

29.1.2 Exceptions

Proprietary Information shall not include any information disclosed by a Party that (i) is already known to the receiving party at the time of its disclosure, as evidenced by written records of the receiving party, without an obligation of confidentiality at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the receiving party; (iii) is independently developed by the receiving party as evidenced by written records of the receiving party; or (iv) is obtained by the receiving party from any third party without restriction and without breach of any confidentiality obligation by such third party.

29.2 Terms for Handling and Use of Proprietary Information

For a period of ten (10) years after the end of the Stated Satellite Life for the last SBN, the receiving party shall not disclose Proprietary Information that it obtains from the disclosing party to any person or entity except (i) its employees, Affiliates, Related Entities and MSV Canada and, in the case of MSV, its attorneys, advisors, officers, directors, agents and consultants who have a need to know, or (ii) any third party (but only the terms and conditions of this Contract and provided such entity is not a satellite manufacturer) in connection with any financing, insurance, transaction or other business relationship where, in both (i) and (ii) such person or entity has been informed of and has agreed in writing (or, in the case of employees, officers, directors or attorneys are otherwise subject to confidentiality obligations consistent with the obligations set forth herein) to abide by the receiving party’s obligations under this Article 29; and (iii) in the case of Contractor, Contractor’s subcontractors who have a need to know for performance of Work subject to confidentiality obligations consistent with the obligations set forth herein. The receiving party shall use not less than the same degree of care to avoid disclosure of such Proprietary Information as it uses for its own Proprietary

Information of like importance; but in no event less than a reasonable degree of care. Proprietary Information shall be used only for the purpose of performing the obligations and exercising its rights under this Contract or as the disclosing party otherwise authorizes in writing.

29.3 Legally Required Disclosures

Notwithstanding the foregoing, in the event that the receiving party becomes legally compelled (including disclosures necessary or in good faith determined to be reasonably necessary under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), to disclose Proprietary Information of the disclosing party, including this Contract or other supporting document(s), the receiving party shall, to the extent practicable under the circumstances, provide the disclosing party with written notice thereof so that the disclosing party may seek a protective order or other appropriate remedy, or to allow the disclosing party to redact such portions of the Proprietary Information as the disclosing party deems appropriate. In any such event, the receiving party will disclose only such information as is legally required, and will cooperate with the disclosing party (at the disclosing party’s expense) to obtain proprietary treatment for any Proprietary Information being disclosed.

29.4 Return of Confidential Information

Subject to MSV’s rights under Article 30, upon the request of the Party having proprietary rights to Proprietary Information, the other Party in possession of such Proprietary Information shall promptly return such Proprietary Information (and any copies, extracts, and summaries thereof) to the requesting Party, or, with the requesting Party’s written consent, shall promptly destroy such materials (and any copies, extracts, and summaries thereof), except for one (1) copy which may be retained for legal archive purposes, and shall further provide the requesting Party with written confirmation of same; provided, however, where both Parties have proprietary rights in the same Proprietary Information, a Party shall not be required to return such information to the other Party.

29.5 No License

Except as expressly provided in this Contract, nothing in this Contract shall be construed as granting the receiving party whether by implication, estoppel, or otherwise, any license or any right to use any Proprietary Information received from the disclosing party, or use any patent, trademark, or copyright now or hereafter owned or controlled by the disclosing party.

[***Redacted***]

30.2.3 Subcontracts

Contractor shall, unless otherwise authorized or directed in writing by MSV, to the extent necessary to fulfill its obligations under this Article 30.2 hereof, use reasonable efforts to include in each Major Subcontract issued hereunder a license rights clause pursuant to which each such subcontractor will grant to MSV (through Contractor) license rights or ownership rights, as applicable, in Intellectual Property incorporated in Deliverable Items hereunder and which Intellectual Property is developed by such subcontractor, and all associated Intellectual Property Rights therein, to the same extent as the license or ownership rights granted by Contractor in this Article 30.2.

30.2.4 [***Redacted***]

30.3 No Limitation on Deliverable Items

This Article 30 shall not be construed as limiting any right of MSV or Contractor otherwise contained herein or at law with respect to injunctive relief (or any obligation of Contractor to grant MSV the right) with no payment of additional compensation to use, have used, deliver, lease, sell, or otherwise dispose of the Satellite or other Deliverable Item of hardware or any part thereof.

30.4 [***Redacted***]

30.5 Access to Work Product

During the term of this Contract, MSV may at any time request, and Contractor shall promptly provide access to any and all Work product created or performed by Contractor or its Major Subcontractors under this Contract including, but not limited to reports, designs, drawings, tests, results, bills of material, data, software and source code (excluding source code that is Contractor Ground Segment Background IP or that is included in the third party commercial off-the shelf- software). MSV shall bear all reasonable expenses associated with Contractor’s collection of work product in response to a request under this Article 30.5

ARTICLE 32 – NOTICES

32.1 Written Notification

Each notice or correspondence required or permitted to be given or made hereunder shall be in writing (except where oral notice is specifically authorized) to the respective addresses, facsimile and telephone numbers and to the attention of the individuals set forth below, and any such notice or correspondence shall be deemed given on the earlier to occur of (i) actual receipt, irrespective of whether sent by post, facsimile transmission or signed letter emailed in Adobe PDF format (followed by mailing of the original copy), overnight courier or other method, and (ii) seven (7) days after mailing by registered or certified mail, return receipt requested, postage prepaid.

In the case of MSV:

MSV LP

10802 Parkridge Boulevard

Reston, VA 20191-2722

Attn: General Counsel

With a copy to:

MSV LP

10802 Parkridge Boulevard

Reston, VA 20191-2722

Attn: Michael Cannice

Director, Contract Administration

Telephone No.: (703) 390-2700

Facsimile No.: (703) 390-2770

Email: mcannice@msvlp.com

In the case of Contractor:

By U.S. mail:

Boeing Satellite Systems, Inc.

P.O. Box 92919

Los Angeles, CA 90009-2919

By Courier:

Boeing Satellite Systems, Inc.

901 N. Selby Street

El Segundo, CA 90245

In either case:

Attention: Mr. Dennis R. Beeson, Sr. Contracts Manager

Mail Stop W-S10-D324

Telephone: (310) 364-5729

Facsimile: (310) 662-8586

Email: dennis.beeson@boeing.com

32.2 Change of Address

Either Party may from time to time change its notice address or the persons to be notified by giving the other Party written notice (as provided above) of such new information and the date upon which such change shall become effective.

ARTICLE 34 – ORDER OF PRECEDENCE

In the event of conflict among the terms of the Terms and Conditions of this Contract, the Exhibits and Appendix, the following order of decreasing precedence shall apply:

•	Terms and Conditions

•	Exhibit I: MSV Space-Based Network Program Payment Plan and Termination Liability Amounts

•	Exhibit J: MSV Satellite Orbital Performance Incentive Payment Plan

•	Exhibit K: Labor Rates

•	Exhibit M: ViaSat Certification Letter

•	Exhibit B: Technical Requirements for MSV L-Band Space Based Network

•	Exhibit A: L-Band Space Based Network Statement of Work

•	Exhibit C: L-Band SBN System Test Plan

•	Exhibit D: Satellite Program Test Plan

•	Exhibit E: Ground Segment Test Plan

•	Exhibit F: Satellite Product Assurance Plan

•	Exhibit G: Ground Segment Product Assurance Plan

•	Exhibit H: Dynamic Satellite Simulator Specification

•	Exhibit L: Spares Equipment List